Exhibit 99.1

MedPro Safety Products Announces New Chief Operating Officer

Lexington, KY – March 15, 2011 – MedPro Safety Products is pleased to announce the recent hire of a new executive to join MedPro’s senior management team.  Mr. Gregory C. Schupp will serve as MedPro’s Chief Operating Officer beginning March 23, 2011.  Mr. Schupp joins MedPro after over 20 years of experience in manufacturing and extensive technical leadership.  Most recently, Mr. Schupp served as Director of Operations, G.M. of United States manufacturing for the Sorin Group, a global medical device manufacturer and distributor based in Milan, Italy.  Previously he served as Vice President Operations of the New Jersey facilities of Maquet, Inc., a global medical equipment company headquartered in Rastatt, Germany.

“Greg’s addition to the Company will facilitate our growth.  His breadth of experience in manufacturing, engineering, quality, and regulatory management will be a tremendous asset to MedPro,” said Craig Turner, Chairman and CEO.  “The guidance Greg can offer to our talented team of employees should enable our company to accelerate the commercialization of its product portfolio.  We are looking forward to his addition to our team.”

About MedPro Safety Products, Inc.

Headquartered in Lexington, Kentucky, MedPro Safety Products, Inc. is a leading developer of safer medication delivery and blood collection systems.  The Company licenses, develops and manufactures transformational technologies marketed through its global medical device partners.  MedPro’s portfolio addresses multiple product categories within the medical delivery (injection and infusion) and blood collection (blood collection sets and blood tube holders) markets.  These products incorporate needlestick prevention features considered to be the most passive now available on the market as they require little or no clinician training compared to competitive products.  The total global market opportunity currently addressed by the Company’s products is estimated to be in excess of $6 billion.  For additional information, please refer to the ‘Investor Relations’ link on the Company’s website (http://www.medprosafety.com).

Safe Harbor Statement
This release includes forward-looking statements based upon current expectations of the management of MedPro Safety Products, Inc. that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of a number of factors, including our ability to identify and acquire medical safety device safety technologies with product development potential; our ability to successfully develop and bring products to market, including obtaining regulatory approvals; our ability to successfully increase sales of our products; our ability to obtain additional financing on satisfactory terms; our ability to attract and retain qualified employees; and governmental regulation associated with the medical safety products industry. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions are used to identify forward-looking statements. We refer you to the more detailed discussion of risks and uncertainties under "Risk Factors" in our Annual Report on Form 10-K and our other reports on file with the Securities and Exchange Commission.

Contact Information:
Investor Contact:
Doug Sherk/Jenifer Kirtland
EVC Group
415-896-6820

Media Contact:
Steve DiMattia
EVC Group
646-201-5445